UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Safety, Income and Growth, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	81-4253271 (I.R.S. Employer Identification No.)

1114 Avenue of the Americas New York, New York (Address of principal executive offices)	10036 (Zip Code)

Safety, Income and Growth, Inc. 2017 Equity Incentive Plan
(Full title of the plan)

Jay Sugarman
Chief Executive Officer
Safety, Income and Growth, Inc.
1114 Avenue of the Americas
New York, New York 10036
(212) 930-9400
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	907,500	$20.00	$18,150,000	$2,103.59

(1)         Represents the maximum number of common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), issuable under the Safety, Income and Growth, Inc. 2017 Equity Incentive Plan (the “Plan”) as of June 27, 2017.  Pursuant to the Plan, the maximum number of shares of Common Stock reserved for the grant of awards thereunder is equal to 5% of the Common Stock issued and outstanding from time to time on a fully diluted basis.  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding Common Shares.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The fee is based on a price of $20.00 per share of Common Stock, the initial public offering price per share of Common Stock for the Registrant’s initial public offering of Common Stock pursuant to the Registrant’s Registration Statement on Form S-11 (File No. 333-217224).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*                 The documents containing the information specified in this Part I will be delivered to employees who are eligible to participate in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference in this registration statement:

(a) The Registrant’s prospectus filed on June 22, 2017 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-11 (File No. 333-217224), originally filed with the Commission on April 10, 2017, which contains audited financial statements for the Registrant’s most recently completed fiscal year; and

(b)  The Registrant’s Registration Statement on Form 8-A (File No. 001-38122) relating to the Registrant’s Common Stock, filed with the Commission on June 19, 2017 pursuant to Section 12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report or other document that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Trustees and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The Registrant’s charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Registrant’s charter and bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager, is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Registrant’s charter and bylaws also permit the Registrant to indemnify and advance expenses to any individual who served a predecessor of the Registrant in any of the capacities described above and any employee or agent of the Registrant or a predecessor of the Registrant.

Maryland law requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Registrant intends to enter into indemnification agreements with the Registrant’s directors and executive officers. These agreements will require the Registrant to indemnify these individuals to the fullest extent permitted under Maryland law and the Registrant’s charter and bylaws against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they may be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy and is therefore unenforceable. The indemnification provided under the indemnification agreements will not be exclusive of any other indemnity rights.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the organizational documents of certain of our subsidiaries.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

3.1

Form of Articles of Amendment and Restatement of Safety, Income and Growth, Inc. (Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11/A (File No. 333-217224) filed with the Commission on May 8, 2017, is incorporated herein by this reference)

3.2

Form of Amended and Restated Bylaws of Safety, Income and Growth, Inc. (Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11/A (File No. 333-217224) filed with the Commission on May 8, 2017, is incorporated herein by this reference)

5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)

23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers

23.3*	Consent of Marcum LLP

24.1*	Power of Attorney (included on the signature page to the Registration Statement)

*  Filed herewith

Item 9.  Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 27, 2017.

Safety, Income and Growth, Inc.

By:	/s/ JAY SUGARMAN
Name:	Jay Sugarman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

POWER OF ATTORNEY

We, the undersigned officers and directors of Safety, Income and Growth, Inc., hereby severally constitute and appoint Jay Sugarman, Nina B. Matis and Geoffrey G. Jervis, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ JAY SUGARMAN	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director	June 27, 2017
Jay Sugarman

/s/ DEAN ADLER	Director	June 27, 2017
Dean Adler

/s/ ROBIN JOSEPHS	Director	June 27, 2017
Robin Josephs

/s/ JAY S. NYDICK	Director	June 27, 2017
Jay S. Nydick

/s/ STEFAN M. SELIG	Director	June 27, 2017
Stefan M. Selig

/s/ GEOFFREY G. JERVIS	Chief Operating and Chief Financial Officer (Principal Accounting and Financial Officer)	June 27, 2017
Geoffrey G. Jervis